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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Avista Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Prompt execution of the enclosed proxy will save the expense of an additional mailing.
Your immediate attention is appreciated.

March 31, 2004

Dear Shareholder:

On behalf of the Board of Directors, it's my pleasure to invite you to the 2004 Annual Meeting of Shareholders. The doors open at 9:15 a.m. and the Annual Meeting will begin promptly at 10:00 a.m.

Date: Time:	Thursday Morning, May 13, 2004 9:15 a.m. Doors Open 9:30 a.m. Refreshments 10:00 a.m. Annual Meeting Convenes	Place:	Avista Corp. Main Office Building Auditorium 1411 E. Mission Avenue Spokane, Washington

Please take the opportunity to review the enclosed Proxy Statement, 2003 Annual Report and 2003 Financial Report. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote and submit your proxy by mail, telephone or the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the enclosed envelope. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Voting your proxy prior to the meeting will allow for a more efficient and timely meeting.

For your convenience, we're pleased to offer an audio webcast of the Annual Meeting if you cannot attend in person. If you choose to listen to the webcast, go to www.avistacorp.com shortly before the meeting time and follow the instructions for the webcast. Or, you can listen to a replay of the webcast, which will be archived at www.avistacorp.com for one year.

Thank you for your continued support.

Sincerely,

Gary G. Ely
Chairman of the Board,
President & Chief Executive Officer

Avista Corp.—1411 E. Mission Ave.—Spokane, Washington 99202
Investor Relations—(509) 495-4203

If you require special accommodations at the Annual Meeting due to a disability, please call our
Investor Relations Department by April 22.

AVISTA CORP.
1411 East Mission Avenue
Spokane, Washington 99202

NOTICE OF THE 2004 ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 13, 2004
Time:	10:00 a.m., Pacific Time
Place:	Avista Corp. Main Office Building—Auditorium 1411 E. Mission Avenue Spokane, Washington
Record Date:	March 12, 2004
Meeting Agenda:	1)	Election of five directors;
	2)	Ratification of the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for 2004;
	3)	Reapproval of the material terms of performance goals under the Company's Long-Term Incentive Plan; and
	4)	To transact other business that may come before the meeting or any adjournment(s).

By Order of the Board of Directors,

Karen S. Feltes
Vice President, Human Resources &
Corporate Secretary

Spokane, Washington
March 31, 2004

PROXY STATEMENT—VOTING PROCEDURES

 This proxy statement is furnished in connection with the solicitation by the Board of Directors of Avista Corporation ("Avista Corp." or the "Company") of proxies for use at the Annual Meeting of Shareholders. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to shareholders on or about March 31, 2004.

Your vote is important. Whether or not you plan to attend the annual meeting in person, we urge you to vote and submit your proxy by mail, telephone or the Internet as promptly as possible. If you are submitting your proxy by mail, you should complete, sign, and date your proxy card, and return it in the enclosed envelope. If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.

At the close of business on the record date, March 12, 2004, there were 48,357,871 shares of Avista Corp. Common Stock outstanding and entitled to vote at the Annual Meeting. Shares represented at the meeting by properly executed proxies will be voted at the meeting. If the shareholder specifies a choice, the shares will be voted as indicated. A proxy may be revoked at any time prior to the Annual Meeting.

Holders of Common Stock, the Company's only class of securities with general voting rights, will be entitled to one vote per share, subject to cumulative voting rights in the election of directors as described below. Under Washington law, action may be taken on matters submitted to shareholders only if a quorum is present at the meeting. The presence at the Annual Meeting in person or represented by proxy of holders of a majority of the shares of the Company's Common Stock outstanding on the record date will constitute a quorum. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

With respect to the election of directors, each record holder of Common Stock will be entitled to vote cumulatively. The shareholder may give one nominee for election as many votes as the number of directors to be elected multiplied by the number of shares held by that shareholder; or the shareholder may distribute that number of votes among any two or more of such nominees. The directors elected at the 2004 Annual Meeting will be those five nominees receiving the largest number of votes cast by holders of the Common Stock. The outcome of the vote will be determined by reference to the number of votes cast. Withheld votes are not considered "votes cast" and, therefore, will have no effect.

The proposal for ratifying the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for 2004 will be approved if the number of votes duly cast in favor of this proposal exceeds the number of votes duly cast against the proposal. Abstention from voting on this proposal will have no impact on the outcome of this proposal.

The proposal for reapproval of the material terms of performance goals under the Company's Long-Term Incentive Plan will be approved if the number of votes duly cast in favor of this proposal exceeds the number of votes duly cast against the proposal. Abstention from voting on this proposal will have no impact on the outcome of this proposal.

PROPOSAL 1
ELECTION OF DIRECTORS

 Five directors are to be elected, one to hold office for a term of two years until 2006, and four to hold office for a term of three years until 2007, and in each case until their successors are elected and qualified. The Company's Restated Articles of Incorporation provide for up to eleven (11) directors divided into three (3) classes. The Bylaws currently fix the number of directors at eleven (11). Erik J. Anderson, Kristianne Blake and David A. Clack are standing for re-election. Jack W. Gustavel and Michael L. Noël have been appointed to the Board but have not previously been elected by shareholders. A non-management director recommended Mr. Gustavel to the Governance/Nominating Committee for

consideration as a nominee. Mr. Noël was recommended for consideration as a nominee to the Committee by an executive officer of the Company. Upon recommendation from the Governance/Nominating Committee, the Board of Directors has nominated Mr. Clack to be elected as a director for a two-year term to expire at the Annual Meeting of Shareholders in 2006, and has nominated Mr. Anderson, Mrs. Blake, Mr. Gustavel, and Mr. Noël to be elected as directors for three-year terms to expire at the Annual Meeting of Shareholders in 2007. Unless authority to vote is withheld as to any nominee, the individuals named as proxies on the proxy card will vote for the election of the nominees listed below or, in the discretion of such individuals, will vote cumulatively for the election of one or more of the nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute.

The following has been prepared from information furnished to the Company by the nominees and the continuing directors.

* Indicates Nominees for Election

ERIK J. ANDERSON*	Director since 2000 (For a term expiring in 2007)

Mr. Anderson, age 45, is President of WestRiver Capital, a private investment company; Chairman of Tachyon Networks, Inc., an advanced satellite-based internet solutions company; and Vice-Chairman of Montgomery & Co., LLC, an investment banking boutique. From 1998 to 2002, Mr. Anderson was Chief Executive Officer of Matthew G. Norton, Co., a private investment company, as well as President of its subsidiary, Northwest Building, LLC and affiliated company, MGN Opportunity, LLC. Prior to 1998, Mr. Anderson was Chief Executive Officer of Trillium Corporation. In addition, his experience includes tenures as both a partner at the private equity firm of Frazier & Company, LP and as a Vice President of Goldman, Sachs & Co. He serves on the Board of The Overlake School and also serves on the advisory Boards for Northwest Venture Partners and Northwest Capital Partners II. Mr. Anderson is co-Founder of America's Foundation for Chess.
KRISTIANNE BLAKE*	Director since 2000 (For a term expiring in 2007)

Mrs. Blake, age 50, is a certified public accountant and President of the accounting firm of Kristianne Gates Blake, P.S. Prior to founding her firm in 1987, she was a partner with Deloitte & Touche. Mrs. Blake is a trustee of the Frank Russell Investment Company, the Russell Investment Funds and the WM Group of Funds. She is a published author and is currently serving as Board Chair for Saint George's School. Mrs. Blake also serves on the Board of Avista Advantage, Inc.
DAVID A. CLACK*	Director since 1988 (For a term expiring in 2006)

Mr. Clack, age 69, is managing director of Meridian Capital, LLC, a private investment banking firm headquartered in Seattle, Washington. He is Chairman of NVA Holdings, LLC, and is also on the Board of Lifespan Biosciences, Inc. Previously, and for over five years, Mr. Clack was President of Clack & Co., a private investment firm headquartered in Spokane, Washington.
ROY LEWIS EIGUREN	Director since 2002 (Current term expires 2005)

Mr. Eiguren, age 52, is a Senior Partner at Givens Pursley LLP, one of Idaho's largest law firms. He has been with the firm since 1993. Prior to entering private practice in 1984, Mr. Eiguren worked as Special Assistant to the Administrator of the Bonneville Power Administration, and also served as Chief of the Legislative and Administrative Affairs Division of the Idaho Attorney General's Office. Mr. Eiguren is currently a Board member of Idaho Independent Bank and also serves as a Director of the University of Idaho Foundation. He is a member of the University of Idaho College of Law Advisory Council and is a co-Founder and Director of The City Club of Boise. He is also a past Chairman of the Boise Metro Chamber of Commerce and the Idaho State Capitol Commission.

GARY G. ELY	Director since 2001 (Current term expires 2005)

Mr. Ely, age 56, is Chairman of the Board, President, and Chief Executive Officer of the Company. He has been President and Chief Executive Officer since November 10, 2000, and was elected Chairman of the Board on May 11, 2001. He has been employed by the Company since 1967. His experience includes management positions in engineering, operations, marketing, and natural gas. He was appointed Vice President of Marketing in 1986, Vice President of Natural Gas in 1991, Senior Vice President of Generation in 1996, Executive Vice President in 1999, and acting President and Chief Executive Officer in October 2000. Mr. Ely also serves as Chairman of the Board of Avista's subsidiaries, including Avista Advantage and Avista Energy. Mr. Ely currently serves on the Boards of American Gas Association, Edison Electric Institute and Western Energy Institute. Mr. Ely is also a member of the Washington Roundtable and is on the Executive Board of the Inland Empire Council of Boy Scouts of America.
JACK W. GUSTAVEL*	Director since 2003 (For a term expiring in 2007)

Mr. Gustavel, age 64, is Chairman, President and Chief Executive Officer of Idaho Independent Bank of which he was a founder in 1993. Mr. Gustavel has 41 years of experience in the banking industry and previously served as the President and Chief Executive Officer of The First National Bank of North Idaho from 1974 until its merger with First Security Bank in 1992. Previously, Mr. Gustavel served as Vice President of Idaho First National Bank (now U.S. Bank). Active in civic and community activities, Mr. Gustavel has served as President and is now Director Emeritus of the North Idaho College Foundation and is Vice Chairman of the Board of Directors of Blue Cross of Idaho. Mr. Gustavel has served on the Boards of the Portland Branch of the Federal Reserve Bank of San Francisco, the Idaho Association of Commerce and Industry, and Mines Management, Inc. He is also a past President of the Kootenai County (Idaho) division of the American Heart Association, and a past Treasurer of the Idaho Bankers Association.
JOHN F. KELLY	Director since 1997 (Current term expires 2006)

Mr. Kelly, age 59, is a retired Chairman and Chief Executive Officer of Alaska Air Group. He was also a Board member of Alaska Air Group from 1989 to May 2003 and served as President of that company, as well as Chairman of Alaska Airlines, from 1995 to February 2003. He also served as Chief Executive Officer of Alaska Airlines from 1995 to January 2002, President from 1995 to 1997 and Chief Operating Officer from November 1994 to February 1995. He served as Chairman of the Board of Horizon Air from February 1991 to February 2003.
JESSIE J. KNIGHT, JR.	Director since 1999 (Current term expires 2005)

Mr. Knight, age 53, is President and Chief Executive Officer of the San Diego Regional Chamber of Commerce and is Executive Vice President of Navillus Associates, LLC, a real estate development partnership located in San Francisco. From 1993 through 1998, Mr. Knight served as a Commissioner of the California Public Utilities Commission as managing commissioner over the telecommunications and electric industries of the state. Mr. Knight was the Vice President of Marketing for the San Francisco Chronicle and San Francisco Examiner newspapers for seven years. He spent ten years in senior management positions in marketing and finance for the Dole Foods Company (principally in the pineapple industry) and as Director of Marketing for its U.S. and Canadian canned pineapple businesses and in its Latin American operations. Mr. Knight was a member of Governor Arnold Schwarzenegger's Transition Committee and currently sits on the Boards of Alaska Air Group and Environmental Power Corporation. He is former Vice Chairman of the World Affairs Council of Northern California, and is presently a standing member of the Council on Foreign Relations.

MICHAEL L. NOËL*	Director since 2004 (For a term expiring in 2007)

Mr. Noël, age 62, is President of Noël Consulting Company, Inc., a financial consulting firm which he founded in 1998. His firm serves as an independent financial consultant to Saber Partners, a financial advisory services firm. Mr. Noel is currently assisting Saber Partners in advising the Public Utility Commission of Texas on corporate financings. Previously, Mr. Noël spent 30 years as an executive with Edison International, an international electric power generator, distributor, and structured finance provider. He served there as Senior Vice President and Chief Financial Officer, and served in the same capacity for its Southern California Edison Company subsidiary. He also held officer positions with Edison Mission Energy Company and Mission Land Company, also subsidiaries of Edison International. Mr. Noël also serves on the Boards for the HighMark Funds and SCAN Health Plan. He is a member of the National Association of Corporate Directors and is active in United Way of Yavapai County, Arizona. Mr. Noël has also served on the Boards of Current Income Shares, Inc., a bond mutual fund, and Amervest Company, Inc., a financial management company.
LURA J. POWELL, Ph.D.	Director since 2003 (Current term expires 2006)

Dr. Powell, age 53, is President and Chief Executive Officer of Advanced Imaging Technologies, a medical diagnostic company. From 2000 to 2002, she was a Senior Vice President of Battelle Memorial Institute and Director of the Pacific Northwest National Laboratory in Richland, Washington. Prior to joining Battelle, Dr. Powell was Director of the Advanced Technology Program at the National Institute of Standards and Technology where she was responsible for the selection and management of a high-risk technology investment portfolio that spanned the full range of technologies. Dr. Powell currently serves as co-Chair of Bio 21, Washington State's Initiative in 21st Century Health, appointed by Governor Locke, and is on the Boards of Kadlec Medical Center and the Tri-Cities Industrial Development Council (TRIDEC), where she Chairs the TRIDEC Medical Industry Taskforce. She also serves on the Strategic Directions Committee for the Fred Hutchinson Cancer Research Center and on the Bioengineering and Environmental Health Visiting Committee of the Massachusetts Institute of Technology.
R. JOHN TAYLOR	Director since 1985 (Current term expires 2006)

Mr. Taylor, age 54, has been Chairman and Chief Executive Officer for over five years of AIA Services Corporation, and is also Chairman of CropUSA Insurance Company. Both companies are insurance agencies with operations throughout the United States. Previously, Mr. Taylor served as President of AIA Services and was its Chief Operating Officer. In addition, he is Chairman of Pacific Empire Radio Corporation of Lewiston, Idaho, a member of the Board of Trustees of The Idaho Heritage Trust, and a member of the State of Idaho Endowment Fund Investment Board. Mr. Taylor also serves on the Board of Avista Energy, Inc.

DIRECTOR INDEPENDENCE

 The Board has determined that all the nominees for election as directors are independent within the meaning of the rules of the New York Stock Exchange ("NYSE") and that, except for Mr. Ely, all directors not standing for election at the 2004 Annual Meeting are also independent under the NYSE rules.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

 The Board of Directors has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), as the Company's independent auditors for continuing audit work in 2004. The Board has determined that it would be desirable to request that the shareholders ratify such appointment. Deloitte has conducted consolidated annual audits of the Company for many years, and is one of the world's largest firms of independent certified public accountants. A representative of Deloitte is expected to attend the Annual Meeting with the opportunity to make a statement if he/she desires to do so, and is expected to be available to respond to appropriate questions.

Shareholder approval is not required for the appointment of Deloitte. However, the appointment is being submitted to shareholders for ratification. Should the shareholders fail to ratify the appointment of Deloitte, such failure (1) would have no effect on the validity of such appointment for 2004 (given the difficulty and expense of changing independent auditors mid-way through a fiscal year) and (2) would be a factor to be taken into account, together with other relevant factors, by the Board Audit Committee and by the full Board in the selection and appointment of independent auditors for 2005 (but would not necessarily be the determining factor).

The Board of Directors recommends a vote "FOR" the proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants to audit the books, records, and accounts of the Company for the year 2004.

AUDITORS FEES

 Aggregate fees billed to the Company for the years ending December 31, 2003 and 2002 by Deloitte were as follows:

	2003	2002
Audit Fees(a)	$1,226,751	$850,651
Audit-Related Fees(b)	$29,979	$7,770
Tax Fees(c)	$520,951	$33,310
All Other Fees	none	none

Total	$1,777,681	$891,731

(a)
Fees for audit services billed in 2003 consisted of:

•
Audit of the Company's annual consolidated financial statements.

•
Reviews of the Company's quarterly reports on Form 10-Q.

•
Comfort letters, agreed-upon procedures, statutory and regulatory audits, consents and other services related to the U.S. Securities and Exchange Commission ("SEC") matters.

•
Consultation on accounting standards, including $285,800 in 2003, for accounting assistance related to the implementation of Statement of Financial Accounting Standards No. 133.

(a)
Fees for audit services billed in 2002 consisted of:

•
Audit of the Company's annual consolidated financial statements.

•
Reviews of the Company's quarterly reports on Form 10-Q.

•
Comfort letters, agreed-upon procedures, statutory and regulatory audits, consents and other services related to SEC matters.

•
Consultation on accounting standards.

(b)
Fees for audit-related services billed in 2003 and 2002 consisted of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), Section 404 advisory services.

(c)
Fees for tax services billed in 2003 and 2002 consisted of tax compliance and tax planning and advice:

•
Fees for tax compliance services totaled $479,702 and $23,560 in 2003 and 2002, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Included in 2003 was $450,000 related to review of the Company's existing overhead capitalization practices and assistance in preparation of related refund claims.

  Fees for tax planning and advice services totaled $41,249 and $9,750 in 2003 and 2002, respectively. Tax planning and advice are services rendered with respect to proposed transactions. Such services consisted of:

  •
  Tax advice related to structuring certain proposed disposals of assets.

  •
  Tax advice related to the identification and limitations of net operating losses.

In considering the nature of the services provided by Deloitte, the Audit Committee (the "Committee") determined that such services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC and Sarbanes-Oxley, as well as by the American Institute of Certified Public Accountants.

Under Sarbanes-Oxley, the Committee is responsible for the appointment, compensation and oversight of the work of the Company's independent auditor. As part of this responsibility, the Committee is required to pre-approve the audit and permissible non-audit services performed by the independent auditor. The SEC has issued final rules relating to audit committees' administration of independent auditor engagements. Accordingly, the Committee has adopted this Audit and Non-Audit Services Pre-Approval Policy (the "Policy"), which sets forth the procedures and conditions pursuant to which services proposed to be performed by the Company's independent auditor may be pre-approved. The services provided by Deloitte in 2003 were pre-approved in accordance with the Policy adopted by the Committee at its May 8, 2003 meeting and as amended at its November 6, 2003 meeting.

The SEC's rules establish two alternatives for pre-approving services provided by the independent auditor. Engagements for proposed services may either be specifically pre-approved by the Committee ("specific pre-approval") or entered into pursuant to detailed pre-approval policies and procedures established by the Committee, as long as in the latter circumstance the Committee is informed on a timely basis of any engagement entered into on such basis ("general pre-approval"). The Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services to be performed by the Company's independent auditor.

As set forth in this Policy, except for those categories of services where the Policy requires specific pre-approval, engagements may be entered into pursuant to general pre-approvals established by the Committee. The Committee will periodically review and generally pre-approve the categories of services that may, as contemplated by this Policy, be provided by the Company's independent auditor without obtaining specific pre-approval from the Committee, and will establish budgeted amounts for such categories. The Committee may add or subtract to the list of general pre-approved services from time-to-time, based on subsequent determinations by the Committee. Any general pre-approval shall be set forth in writing and included in the Committee minutes. Unless an engagement of the independent auditor to provide a particular service is entered into pursuant to and in accordance with the Committee's general pre-approval then in effect, the engagement will require specific pre-approval by the Committee.

Proposed services exceeding pre-approved cost levels or budget amounts previously established by the Audit Committee will also require specific pre-approval by the Committee.

The Committee intends to pre-approve services to be provided by the Company's independent auditor, whether specifically or pursuant to general pre-approvals, only if the provision of such services is consistent with SEC rules on auditor independence and all other applicable laws and regulations. In rendering specific or general pre-approvals, the Committee shall consider whether the independent auditor's provision of specific services, or categories of services, would be inconsistent with the independence of the auditor.

PROPOSAL 3
REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS
UNDER THE COMPANY'S LONG-TERM INCENTIVE PLAN

 You are being asked to reapprove the material terms of the performance goals that determine the payment of performance awards granted under the Company's Long-Term Incentive Plan (the "Plan"). This reapproval is required under Internal Revenue Service regulations in order to preserve the Company's federal income tax deduction when payments related to these awards are made to certain executive officers. The terms of the Plan are identical to those that were approved by shareholders when the Plan was first implemented in 1998. Reapproval does not represent an enhancement to executive compensation.

The Plan permits grants of incentives in the form of stock options, stock appreciation rights, stock awards, performance awards, other stock-based awards, and dividend equivalent rights. As discussed in the report of the Compensation & Organization Committee, prior to 2003 the Company awarded stock options, but has decided that performance share awards provide a better means for rewarding executive officers for their success in driving the Company's long-term performance results.

Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), sets limits on the Company's federal income tax deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest compensated executive officers whose compensation is reported in the Summary Compensation Table. "Qualified performance-based compensation," which can include compensation from Incentive Plan awards, such as stock options, stock appreciation rights, performance share awards, and other stock-based awards, is not subject to this deduction limit if certain conditions are met. One of the conditions is shareholder approval of the material terms of the performance goals under which the compensation is paid.

At the 1998 Annual Meeting of Shareholders, Company shareholders initially approved the Plan, including the material terms of the performance goals. We are now asking shareholders to reapprove those material terms so that the Company may maintain its full tax deduction for incentive compensation paid pursuant to the Plan for 2004 and after. We are not amending or otherwise altering the Plan in any respect and are not asking you to approve any amendments to the Plan.

The Company's deduction for stock options and stock appreciation rights awarded under the Plan will not be affected by the shareholder vote at the Meeting—the prior shareholder approval noted above is sufficient to ensure that compensation from these awards is not subject to the Section 162(m) limit. Your vote at the Meeting will relate solely to the performance goals that determine the payment of other awards under the Plan, such as performance share awards.

Material Terms of the Performance Goals

 The material terms of the performance goals under the Plan consist of (i) the class of employees eligible to receive these awards; (ii) the types of business criteria on which the payouts or vesting for performance awards are based; and (iii) the maximum amounts of cash or shares that can be provided during a specified period to any employee for these types of awards under the Plan.

Eligible Class:

 Awards may be made to officers, directors and employees of the Company and its subsidiaries selected by the Plan Administrator.

Business Criteria:

 The incentives paid under the Plan are based on one or more of the following performance criteria: (a) earnings, (b) earnings per share, (c) profits, (d) profit growth, (e) profit-related return ratios, (f) cost management, (g) dividend payout ratios, (h) economic value added, (i) cash flow, or (j) total shareholder return. Performance under these business criteria may be measured in absolute terms or in comparison to the performance of other corporations.

Maximum Amounts:

 A maximum of 200,000 shares of Company Common Stock may be made subject to awards under the Plan to any individual participant in the aggregate in any one fiscal year of the Company. For awards denominated in cash, no more than $1,000,000 may be granted to any participant in any fiscal year of the Company.

The Board of Directors recommends a vote "FOR" the proposal to reapprove the material terms of performance goals under the Company's Long-Term Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS:

			(c)
	(a)	(b)
			Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights
Equity compensation plans approved by security holders(1)	1,955,088	$13.95	562,740	(3)
Equity compensation plans not approved by security holders(2)	805,336	$14.12	1,657,325

Total	2,760,424	$14.00	2,220,065

(1)
Includes the Long-Term Incentive Plan approved by shareholders in 1998 and the Non-Employee Director Stock Plan approved by shareholders in 1996.

(2)
Represents stock options outstanding and stock available for future issuance under the Non-Officer Employee Long-Term Incentive Plan, which was adopted by the Company in 2000. Under this plan, employees (excluding directors and executive officers) of the Company and its subsidiaries may be granted stock options, stock appreciation rights, stock awards, performance awards, other stock-based awards and dividend equivalent rights. Stock options granted under this plan are equal to the market price of the Company's Common Stock on the date of grant. Stock options granted under this plan have terms of up to ten years and generally vest at a rate of 25 percent per year over a four-year period.

(3)
Includes 65,553 shares available for future compensation to non-employee directors under the Non-Employee Director Stock Plan.

CORPORATE GOVERNANCE MATTERS

Board Meetings

 The Board of Directors held four Board meetings in 2003. The attendance during 2003 at all meetings of the Board and at all Board Committee meetings was 100 percent. The Board of Directors strongly encourages its members to attend all Annual Meetings of Shareholders. All directors attended the prior year's Annual Meeting of Shareholders and are planning to attend the 2004 Annual Meeting.

Committees

 Audit Committee—Assists the Board in overseeing the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, independent auditors' qualifications and independence, the performance of the Company's internal audit function and independent auditors, and the Company's systems of internal controls regarding accounting, financial reporting, disclosure, legal compliance, and ethics that management and the Board have established, including without limitation all internal controls established and maintained pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and by Sarbanes-Oxley. The Board has determined that Mr. Noël is an "Audit Committee Financial Expert," as defined in the rules of the SEC. Only independent directors sit on the Committee. The Committee consists of directors Clack, Knight, Noël, and Blake—Chair. Eight meetings were held in 2003. The Audit Committee Charter is included herein as Appendix A to this proxy statement.

Corporate Governance/Nominating Committee—Advises the Board on corporate governance matters. Such matters include recommending guidelines for the composition and size of the Board, as well as evaluating Board effectiveness and organizational structure. The Committee also develops Board membership criteria and reviews potential director candidates. Recommendations for director nominees are presented to the full Board for approval. Director nominations by shareholders may be submitted in accordance with the procedures set forth under "Director Nominations" below. Only independent directors sit on the Committee. The Committee consists of directors Eiguren, Powell, Taylor, and Knight—Chair. Four meetings were held in 2003. The Committee has adopted a Charter.

Compensation & Organization Committee—Considers and approves compensation and benefits of executive officers of the Company and reviews compensation and benefits of executive officers of the Company's affiliates. The Committee keeps itself apprised of employee benefit plans overall. The Committee also reviews management proposals with respect to organizational structure and executive personnel and makes recommendations to the full Board, as appropriate. In addition, the Committee oversees succession planning for the Chief Executive Officer, as well as other executive officers and key positions. Only independent directors sit on the Committee. The Committee consists of directors Eiguren, Taylor and Kelly—Chair. Four meetings were held in 2003. A Charter has been adopted by the Committee.

Finance Committee—Strives to ensure that corporate management has in place strategies, budgets, forecasts, and financial plans and programs to enable the Company to meet its goals and objectives. The Committee's activities and recommendations include reviewing management's qualitative and quantitative financial plans and objectives for both the short and long term; approving strategies with appropriate action plans to help ensure that financial objectives are met; having in place a system to monitor progress toward financial objectives and taking any necessary action; and overseeing and monitoring employee benefit plan investment performance and approving changes in investment policies, managers and strategies. Only independent directors sit on the Committee. The Committee consists of directors Powell, Gustavel and Anderson—Chair. Five meetings were held in 2003. The Committee has adopted a Charter.

Environmental, Safety & Security Committee—Assists the Board in overseeing the Company's environmental compliance, employee safety performance and corporate security, and provides appropriate policy guidance to executive management on environmental issues. The Committee is responsible to the Board of Directors and reports regularly to the Board on activities of the Committee. Only independent directors sit on the Committee. The Committee consists of directors Blake and Clack—Chair. Four meetings were held in 2003. The Committee has adopted a Charter.

Executive Committee—Has and may exercise, when the Board is not in session, all the powers of the Board which may be lawfully delegated, subject to such limitations as may be provided in the Bylaws, by resolutions of the Board or by law. Generally, such action would only be taken to expedite Board authorization for certain corporate business matters when circumstances do not allow the time, or when it is otherwise not practicable for the entire Board to meet. The Committee consists of directors Blake, Clack, Taylor, and Ely—Chair. No meetings were held in 2003. Since the duties of the Executive Committee are outlined in the Company's Bylaws, a Charter for this Committee is not necessary.

Corporate Governance Guidelines

 The Board of Directors adopted Corporate Governance Guidelines in 1999. These guidelines have been amended to incorporate NYSE requirements.

Code of Business Conduct and Ethics

 The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer and our principal financial and accounting officer. We will provide, free of charge to any person, a hard copy of our Code of Business Conduct and Ethics. Requests should be sent to the Corporate Secretary of the Company at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220.

Information on Company Website

 The Company's Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the Charters for each of the above-mentioned Committees are available on the Company's website at www.avistacorp.com.

Communications With Directors

 Shareholders and other interested parties may send correspondence to our Board of Directors or to any individual director to: the Corporate Secretary's office at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220. Concerns about accounting, internal accounting controls or auditing matters should be directed to the Chair of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Director Nominations

 The Corporate Governance/Nominating Committee (the "Governance/Nominating Committee" or the "Committee") will consider written recommendations for members of the Board of Directors that are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board, and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific Annual Meeting must be received by December 1 of the preceding year. Recommendations should be directed to the Corporate Secretary of the Company, 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220. Shareholders may only nominate directors for election at meetings of shareholders in accordance with the following procedures as set forth in the Company's Bylaws:

  •
  Shareholders may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary no later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, ninety (90) days in advance of such meeting and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.

  •
  Each such notice must set forth:

  (a)
  the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

  (b)
  a representation that such shareholder is a holder of record of shares of the Common Stock of the Company and intends to appear in person or by proxy at the meeting to nominate the person or persons identified in the notice;

  (c)
  a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder;

  (d)
  such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement under the Exchange Act and the rules and regulations thereunder (or any subsequent revisions replacing such Act, rules or regulations) if the nominee(s) had been nominated, or were intended to be nominated, by the Board; and

  (e)
  the consent of each nominee to serve as a director of the Company if so elected.

  •
  The Chair of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Process For Selecting Board Candidates

 The Board or the Governance/Nominating Committee will consider any candidate proposed in good faith by a shareholder.

In evaluating director nominees, the Committee considers the following, among other criteria:

  •
  the appropriate size of the Company's Board of Directors;

  •
  the needs of the Company with respect to the particular talents and experience of its directors;

  •
  the knowledge, skills and executive leadership experience of nominees, as well as working experience at the executive leadership level in his/her field of expertise;

  •
  familiarity with the energy/utility industry;

  •
  recognition by other leaders as a person of integrity and outstanding professional competence with a proven record of accomplishments;

  •
  experience in the regulatory arena;

  •
  knowledge of the business of, and/or facilities for, the generation, transmission, and/or distribution of electric energy;

  •
  enhance the diversity and perspective of the Board; and

  •
  knowledge of the customers, community and employee base.

The Committee's goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. The Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. It has been deemed appropriate for at least one, and preferably several, members of the Board to meet the criteria for an "Audit Committee Financial Expert" as defined by SEC rules.

The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Committee decides not to nominate a member for re-election, the Committee then identifies the desired skills and experience of a new nominee in light of the criteria set forth above. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria described above. The Committee may also consider candidates recommended by management, employees, or others. The Committee may also, at its discretion, engage executive search firms to identify qualified individuals.

DIRECTOR COMPENSATION

 Prior to August 2003, directors who were not employees of the Company received an annual retainer of $30,000. In August 2003, the Board approved an increase in the directors' annual retainer to $60,000. Of that amount, two-thirds is paid automatically in Company Common Stock pursuant to provisions of the Non-Employee Director Stock Plan. Directors are also paid $1,200 for each meeting of the Board of Directors or any Committee meeting of the Board. Directors who serve as Board Committee Chairs and, therefore, have added responsibility and time requirements associated with Board membership receive an additional $4,000 annual retainer, with the exception of the Audit Committee Chair. The Audit Committee Chair receives an additional $9,000 annual retainer. In addition, any non-employee director who also serves as director of a subsidiary of the Company receives from the Company a meeting fee of $1,200 for each subsidiary Board meeting they attend. Directors Blake and Taylor hold Board positions with subsidiaries of the Company.

In May 2003, independent directors also received a non-qualified stock option grant of 3,000 shares in accordance with the Non-Employee Director Stock Option Program. Stock options granted under this plan are reflected in the Security Ownership of Management Table. Stock options were granted with an exercise price equal to 100% of fair market value, which assures that directors receive a benefit only when the stock price increases. Fifty percent of the options vest and become exercisable on the date of the first Annual Meeting after the option grant date. The remaining 50 percent vests on the date of the second Annual Meeting after the option grant date.

In August 2003 in light of the increase in the annual retainer, the Board approved the elimination of stock options as additional compensation for independent directors.

The Board of Directors has set a stock ownership expectation for all Board members. Due to the increase in retainers, directors are now expected to achieve a minimum investment of $150,000 or 5,000 shares (including shares that have been deferred under the Non-Employee Director Stock Plan), whichever is less, in Company Common Stock within four years of their becoming Board members and retain at least that level of investment during their tenure as Board members. This expectation illustrates the Board's philosophy of the importance of stock ownership for directors in order to further strengthen the commonality of interest between the Board of Directors and shareholders.

SECURITY OWNERSHIP OF MANAGEMENT

 The following table shows the number of shares of Common Stock of the Company held beneficially, as of March 1, 2004, by the directors, the nominees for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. No director or executive officer owns any of the Company's Preferred Stock. Directors and executive officers as a group do not own in excess of 1% of the outstanding Common Stock of the Company. No director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company.

		Amount and Nature of Beneficial Ownership
Name	Direct	Indirect		Number of Shares Underlying Options Exercisable Within 60 Days(1)	Number of Shares Underlying Other Options(1)	Total
Erik J. Anderson	4,535			7,500	1,500	13,535
Kristianne Blake	4,959			10,500	1,500	16,959
David A. Clack	11,801	10,256	(2)	13,500	1,500	37,057
Roy Lewis Eiguren	2,958			4,500	1,500	8,958
Gary G. Ely(3)	7,098	38,570	(4)	222,188	179,062	446,918
Jack W. Gustavel	1,319					1,319
John F. Kelly	7,925			13,500	1,500	22,925
Jessie J. Knight, Jr.	8,947			13,500	1,500	23,947
Malyn K. Malquist.		5,322	(5)	19,063	57,187	81,572
David J. Meyer	10,922	13,533	(6)	94,563	43,187	162,205
Scott L. Morris	247	6,926	(4)	51,063	43,687	101,923
Michael L. Noël	2,269					2,269
Lura J. Powell	2,376			1,500	1,500	5,376
R. John Taylor(7)	13,255	5,431	(8)	13,500	1,500	33,686
Roger D. Woodworth	258	16,997	(9)	33,225	17,375	67,855
All directors and executive officers as a group, including those listed above—19 individuals	78,869	123,021		612,927	419,673	1,234,490

(1)
Avista Corp. Common Stock options granted under the Long-Term Incentive Plan. Options reflected in the "Other Options" column are not exercisable within sixty days.

(2)
Includes 2,000 shares held in the name of Clack & Co., 7,500 shares held in an IRA account, and 756 shares held by Mr. Clack's spouse.

(3)
In addition to the shares beneficially owned and reflected in this table, Mr. Ely has been credited with 38,613 shares of Avista Common Stock in the Company's Executive Deferral Plan.

(4)
Shares held in the Company's 401(k) Investment Plan.

(5)
Includes 1,322 shares held in the Company's 401(k) Investment Plan and 4,000 shares held in a Family Trust Account.

(6)
Includes 7,790 shares held in the Company's 401(k) Investment Plan and 5,743 shares held in an IRA account.

(7)
In addition to the shares beneficially owned and reflected in this table, Mr. Taylor will also receive 5,496 shares of Avista Common Stock for which he has deferred receipt at a later date, in accordance with the provisions of the Non-Employee Director Stock Plan.

(8)
Includes 4,000 shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power; 489 shares held by Mr. Taylor's spouse of which shares he disclaims beneficial ownership; and 972 shares held by Mr. Taylor as custodian for his children.

(9)
Includes 15,261 shares held in the Company's 401(k) Investment Plan, 400 shares held in an IRA account, 1,000 shares held by Mr. Woodworth's spouse in an IRA account; and 336 shares held by Mr. Woodworth as custodian for his children.

OTHER SECURITY OWNERSHIP

 As of March 1, 2004, Barclays Private Bank Limited owned 2,563,075 shares, or 5.8%, of the outstanding Common Stock. Barclays Private Bank Limited, 59/60 Grosvenor Street, London, England, has sole voting power and sole investment power as to all 2,563,075 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

 Section 16 of the Exchange Act requires that executive officers, directors and holders of more than 10% of the Common Stock file reports of their trading in Company equity securities with the SEC. Based solely on a review of Forms 3, 4 and 5 furnished to the Company during 2003, the Company believes that all Section 16 filing requirements applicable to the Company's reporting persons were completed in a timely manner and reported to the SEC in accordance with the rules.

EXECUTIVE COMPENSATION
BOARD COMPENSATION & ORGANIZATION COMMITTEE REPORT

To Shareholders:

In accordance with its written Charter adopted by the Board of Directors, the Compensation & Organization Committee (the "Committee") reviews and approves compensation and benefits for executive officers. The Committee establishes specific strategic corporate performance goals, which correspond to short-term and long-term compensation opportunities for executive officers. The Committee annually reviews the performance of the Chief Executive Officer (the "CEO") and the other executive officers.

The Committee is composed of independent directors as defined by the rules of the NYSE, and, in addition, complies with the "outside director" requirements of Section 162(m), and the "non-employee director" requirements of Section 16b-3 of the Exchange Act. In 2003, the Committee met four times.

The primary objective in establishing compensation opportunities for executive officers is to support the Company's goal of maximizing the value of shareholders' interests. To achieve this objective, the Committee believes it is critical to:

  •
  Hire, develop, reward, and retain the most competent executives possible by providing compensation opportunities that are competitive in the marketplace.

  •
  Tie a significant portion of pay to key financial performance goals so that rewards vary with the achievement of annual and longer-term results.

  •
  Promote a close identity of interest between management and shareholders and encourage decision-making that enhances shareholder value. The Committee believes that this objective is best achieved by tying incentive opportunities to the attainment of corporate and individual goals and through regular grants of equity compensation.

Section 162(m) generally limits the deductibility of non-performance-based compensation in excess of $1 million paid in any one year to the CEO and the other four highest-paid executive officers. The Long-Term Incentive Plan was designed to meet the requirements of performance-based compensation under Section 162(m). When consistent with its compensation philosophy and objectives, the Committee intends to structure compensation plans so that all compensation expense is deductible for tax purposes.

Components of Compensation

 As indicated, the Committee believes that executive officer compensation should be closely aligned with the key drivers set for the performance of the Company, and that such compensation should assist in attracting and retaining key executives critical to the Company's long-term success. To that end, the Committee's philosophy is that the total compensation program should consist of an annual base salary, an annual incentive (the amount of which is dependent on corporate and individual performance), and long-term incentives in the form of performance-based stock opportunities.

The Committee considers but does not target executive officer compensation at the median of similarly situated executives at the Company's competitors. Rather, the Committee believes that its total compensation opportunities for executive officers must provide compensation potential to attract and retain executive officers that possess the necessary talent and skill to further the Company's success.

In accordance with its Charter, the Committee annually engages the external consulting firm of Towers Perrin, a national executive compensation consulting firm, to provide its members with relevant market data for setting the executive officer compensation levels. (The Committee has sole authority to approve such advisor's fees and other retention terms.) The analysis provides data on total direct compensation levels for publicly traded energy companies with $1-$3 billion in revenues using Towers Perrin's Energy Services Executive Compensation database. These companies are used as a peer comparison group for executive officer positions. Towers Perrin charts Avista officers' total target compensation and total actual compensation with competitive 25th, 50th, and 75th percentile total compensation levels. The Committee has determined base pay compensation to be competitive within a range around the market median within the survey peer group. The Committee also reviews total direct compensation information for the named executive officers in companies that make up the S&P 400 Mid Cap Utilities Index.

Base Salary

 The Committee reviews each executive officer's base salary at least annually. The factors that influence Committee decisions regarding base salary include: levels of pay among executives in the utility and diversified energy industry, internal pay-equity considerations, level of responsibilities and job complexity, prior experience, breadth of knowledge, and job performance, including the Committee's subjective judgment as to individual contribution. The Committee considers some or all of these factors as appropriate; there are no formal weightings given to any factor. During 2003, based on these factors, the Committee increased base salaries for certain executive officers—other than the CEO whose compensation is discussed separately below. The median increase was 6.7%.

CEO Compensation

 Gary G. Ely has been Chairman of the Board of the Company since May 11, 2001 and has been President and CEO of the Company since November 10, 2000. Mr. Ely's extensive experience, business and industry expertise, and leadership abilities have been vital in continuing the restoration of the Company's financial condition. As part of its engagement by the Committee, Towers Perrin conducts an annual review of total compensation levels and data for CEO's in the utility and diversified energy industry to determine base salary and long and short-term incentives. The Committee utilized those data (the factors outlined above under Base Salary) and also took into consideration that Mr. Ely's responsibilities include both electric and natural gas utility operations, as well as diverse subsidiary operations. In addition, the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory agencies.

The Committee leads the Board of Directors through an annual performance review of the CEO utilizing a performance matrix that sets both objective and subjective targets for each year. When reviewing the compensation package for the CEO, the Board considers all factors, both internal and external, that impact the ability of the CEO to lead the Avista businesses to their strategic advantage. This enables the Board of Directors to take into account the complexity of objectives and external factors when reviewing the CEO's overall performance. This process allows the Board to track the CEO's performance including behavioral attributes, financial acumen, strategic management, leadership strength, and business management.

After this review and under the Committee's guidelines, Mr. Ely received an increase in base salary in 2003 after he had declined the salary increase proposed for 2002. Mr. Ely declined the 2002 increase to allow increases for certain other executive officers and in order to contribute to the further improvement of the Company's financial condition as previously noted. With that in mind, the Committee determined that Mr. Ely's base salary for 2003 should be $550,000, which falls within the range around the market midpoint.

Mr. Ely received an incentive award under the Annual Incentive Compensation Plan as set forth below. He also received performance shares under the Long-Term Incentive Compensation Plan as set forth in the Long-Term Incentive Plan table.

Annual Incentive Compensation

 The 2003 Executive Incentive Compensation Plan provided the opportunity for executive officers to earn an annual incentive based on meeting certain corporate and utility performance measures. The Committee established the target amount as a specified percentage of each executive officer's salary. The target bonus percentages were set from 40% to 90% of base salary depending on position, but the amount paid could be more or less than the target amounts depending on Company performance. In the event that certain corporate and utility performance goals were achieved, executive officers would have been entitled to receive the full award. In the event that those performance goals were exceeded, executive officers would have been entitled to receive up to 150% of their target bonus percentage.

The Committee establishes performance measures annually to engage and focus executive officers on key performance targets. The 2003 Incentive Plan was designed to focus each executive on the Company's financial strategic goals. Stabilizing the financial health of the Company continued to be a key goal linked directly to maintaining reliable, cost-effective service levels to run the business efficiently. In 2003, the Committee approved a plan with targets based on utility operations and maintenance (O&M) cost per customer, as well as corporate and utility earnings per share. The plan had three independent funding triggers: (1) customer satisfaction, (2) electric reliability, and (3) capital expenditures. The funding triggers, if met, would create the incentive pool from which incentives would be paid. The plan also had three financial performance targets (1) corporate earnings per share, (2) utility earnings per share, and (3) O&M cost per customer. For incentives to be paid, the Company had to meet at least one funding trigger and at least one financial performance target. In 2003, the Company met funding targets for reliability and capital expenditures. The Company also exceeded threshold levels for all three financial performance targets. Therefore, executive officers, including Mr. Ely, were awarded incentives ranging from 20.2% to 45.5% of each individual's base salary.

Long-Term Incentive Compensation

 The primary objective of the Long-Term Incentive Plan is to link management compensation with the long-term interests of shareholders. For years prior to 2003, the Committee established a target level of stock options for each executive officer position. The target level was based on competitive data reflecting the estimated median value of the annual long-term compensation opportunity for similar positions in the utility industry. In determining actual annual stock option grants, the Committee also considered individual performance and the potential contribution to the Company's success. Each option has an exercise price equal to the fair market value of the underlying share on the option grant date, which assures that executives receive a benefit only when the stock price increases.

The Committee conducted an extensive study of the Company's compensation philosophy and programs during the fourth quarter of 2002. With the assistance of an independent advisor, the Committee evaluated the Company's current programs and policies against current and emerging competitive practice and against legal and regulatory developments, including Sarbanes-Oxley. As a result of that review, the Committee has modified the Company's overall program and specific plans in several respects.

Beginning in 2003, the Committee decided to grant performance shares instead of stock options. The purpose of the performance share awards is to reward executive officers for their success in driving long-term performance results, which increase shareholder value. They also promote a closer identity of interests between executive officers and shareholders, reward high performance levels, and attract and retain outstanding leadership. Each officer is awarded the right to receive a certain level of performance shares in three years, if performance goals are attained. The performance share awards provide a clear link to the long-term interests of shareholders by providing performance shares based on the Company achieving certain relative shareholder return targets as measured against the S&P 400 MidCap Utilities Index over a three-year period. The Committee believes that using that index is appropriate because the utility industry is well represented and is not easily influenced by any one company. This index also has a large company base (approximately 30 companies) which helps to eliminate anomalies that exist with small sample sizes.

The award payment is determined at the end of the Performance Cycle based on achieving shareholder return performance goals, and will be payable at the Company's option in either cash or Common Stock.

Stock price for the beginning of the cycle is calculated as the average month-end closing price for the two months prior to the beginning of the performance cycle, and stock price for the end of the cycle is calculated as the average month-end closing price for the last two months of the three-year performance cycle. The number of performance shares paid to executive officers at the end of the three-year cycle will range from zero to 150% of the grant depending on the Company's three-year total shareholder return compared to the returns reported in the S&P 400 MidCap Utilities Index. To receive 100% of the award, the Company must perform at the 55th percentile among the S&P 400 MidCap Utilities Index.

Members of the Compensation & Organization Committee
of the Board of Directors

John F. Kelly—Chair	Roy Lewis Eiguren	R. John Taylor

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)				Long-Term Compensation(1)
						Awards		Payouts
Name and Principal Position	Year	Salary($)(2)	Bonus($)			Restricted Stock Awards	Shares Underlying Options(#)(3)	Long-Term Incentive Payouts($)	All Other Comp.($)
G. G. Ely Chairman of the Board, President & Chief Executive Officer	2003 2002 2001	$528,205 $497,115 $472,558	$ $	250,371 187,464	(4)		108,750 195,000		$ $ $	23,120 31,471 31,415	(5)
M. K. Malquist Senior Vice President, Chief Financial Officer & Treasurer	2003 2002	$254,036 $ 51,827		$79,208 15,310	(4)		76,250		$ $	9,000 1,696	(5)
D. J. Meyer Vice President & Chief Counsel for Regulatory & Governmental Affairs	2003 2002 2001	$240,000 $249,415 $230,307	$ $	72,835 59,988	(4)		26,250 35,000		$ $ $	35,077 33,118 26,031	(5)
S. L. Morris Senior Vice President	2003 2002 2001	$261,390 $216,523 $174,734	$ $	80,119 64,488	(4)		26,250 35,000		$ $ $	25,686 23,370 19,799	(5)
R. D. Woodworth Vice President	2003 2002 2001	$198,668 $167,288 $142,515	$ $	41,071 31,661	(4)		9,000 17,000		$ $ $	9,000 7,528 8,941	(5)

Notes to Summary Compensation Table:

(1)
Includes any amounts deferred pursuant to the Executive Deferral Plan. This plan allows executive officers the opportunity to defer until their retirement or until their earlier termination, disability or death, up to 75% of their base salary and/or up to 100% incentive/bonus cash payments. Accumulated deferred compensation is credited with earnings at a non-preferential rate.

(2)
In light of the Company's financial condition in 2001, the CEO, the other executive officers, as well as other senior management, voluntarily took 15% salary reductions from September 1 through December 31, 2001. In 2002 and 2003, to continue to improve the Company's financial condition, those executive officers granted base salary increases, voluntarily agreed to delay a portion of their increase. The increase was implemented in two increments. In 2002, half of the increase became effective March 1, and the other half was effective November 1, 2002. In 2003, two thirds of the increase became effective March 1, and the other one third was effective November 3, 2003.

(3)
Avista Corp. Common Stock options granted under the Long-Term Incentive Plan. No options were granted in 2003 to executive officers.

(4)
Cash awards made to certain executive officers for 2003 performance in accordance with the Executive Incentive Compensation Plan.

(5)
Includes employer matching contributions under both the Executive Deferral Plan and the Investment and Employee Stock Ownership Plan (401(k) plan), pursuant to which the Company matches 75% of each executive officer's deferral up to 6% of salary. Also includes payments for unused, paid time-off accrued under the Company's One-Leave Program. Amounts for 2003 under the Deferral Plan were: Ely—$14,120; Malquist—$0; Meyer—$1,154; Morris—$1,494; Woodworth—$0. Amounts for 2003 under the 401(k) plan were: Ely—$9,000; Malquist—$9,000; Meyer—$9,000; Morris—$9,000; Woodworth—$9,000. Amounts for 2003 under the One-Leave Program were: Ely—$0; Malquist—$0; Meyer—$24,923 (240 hrs.); Morris—$15,192 (120 hrs.); Woodworth—$0.

AGGREGATED OPTION EXERCISES IN
LAST FISCAL YEAR AND FY-END OPTION VALUES
OF AVISTA CORP. AND ANY INDIRECT SUBSIDIARIES

			Number of Shares Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
G. G. Ely	0	0	209,688	191,563	743,691	$1,147,622
M. K. Malquist	0	0	19,063	57,188	140,797	$422,391
D. J. Meyer	0	0	94,563	43,188	178,972	$267,116
S. L. Morris	0	0	51,063	43,688	170,327	$267,116
R. D. Woodworth	0	0	33,225	17,375	79,708	$107,383

LONG-TERM INCENTIVE PLAN OF AVISTA CORP.
AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights(#)	Performance or Other Period Until Maturation or Payout
G. G. Ely	64,400	3yrs; 12/31/2005
M. K. Malquist	15,500	3yrs; 12/31/2005
D. J. Meyer	15,500	3yrs; 12/31/2005
S. L. Morris	15,500	3yrs; 12/31/2005
R. D. Woodworth	5,300	3yrs; 12/31/2005

The table above shows information regarding performance shares granted under the Company's Long-Term Incentive Compensation Plan to each of the named executive officers during 2003. The actual payment depends on the Company's three-year total shareholder return compared to the returns reported in the S&P 400 Utilities Index. Awards are provided at the end of the three-year period based on the Company's total shareholder return within the index.

The performance shares will be payable at the Company's option in either cash or Common Stock at the end of the three-year cycle, and will range from zero to 150% of the grant. To receive 100% of the award, the Company must perform at the 55th percentile among the S&P 400 Utilities Index. To receive 150% of the award, the Company must perform at or above the 85th percentile ranking. Dividend Equivalent Rights are calculated and paid out in cash when and to the extent the performance shares are paid.

PENSION PLAN TABLE

	Years of Credited Service
Remuneration
	15	20	25	30
$175,000	$65,625	$87,500	$109,375	$131,250
$200,000	$75,000	$100,000	$125,000	$150,000
$225,000	$84,375	$112,500	$140,625	$168,750
$250,000	$93,750	$125,000	$156,250	$187,500
$300,000	$112,500	$150,000	$187,500	$225,000
$400,000	$150,000	$200,000	$250,000	$300,000
$450,000	$168,750	$225,000	$281,250	$337,500
$500,000	$187,500	$250,000	$312,500	$375,000
$550,000	$206,250	$275,000	$343,750	$412,500
$600,000	$225,000	$300,000	$375,000	$450,000
$650,000	$243,750	$325,000	$406,250	$487,500
$700,000	$262,500	$350,000	$437,500	$525,000
$750,000	$281,250	$375,000	$468,750	$562,500

The table above reflects benefits pursuant to the Retirement Plan for Employees and the Supplemental Executive Retirement Plan. The Company's Retirement Plan for Employees provides a retirement benefit based upon employees' compensation and years of credited service. Earnings credited for retirement purposes represent the final average annual base salary earnings of the employee for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the named executive officers is the amount under "Salary" in the Summary Compensation Table.

The Supplemental Executive Retirement Plan ("SERP") provides additional pension benefits to executive officers of the Company, who have attained the age of 55 and a minimum of 15 years of credited service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company's Retirement Plan are reduced due to the application of Section 415 of the Internal Revenue Code of 1986 and the deferral of salary pursuant to the Executive Deferral Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers, who retire at age 62 or older, of 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. When combined with the Retirement Plan, the plan will provide benefits to the Chief Executive Officer, if he retires on or after age 65, of 3 percent of final average base earnings during the highest 60 consecutive months during the last 120 months of service for each credited year of service up to 30 years. Benefits will be reduced for executives who retire before age 62.

Benefits are calculated based on a straight-life annuity, paid on a monthly basis, and are not subject to reduction for offset amounts. Years of Company service and credited service for listed executive officers are shown below. (SERP participants may only earn a maximum of 30 years of credited service in the SERP.)

Name	Years of Company Service	Years of Credited Service (SERP)
G. G. Ely	37	30
M. K. Malquist(1)	1	1
D. J. Meyer(2)	5	25
S. L. Morris	22	22
R. D. Woodworth	24	24

(1)
In accordance with Mr. Malquist's employment agreement as described in this proxy statement, Mr. Malquist will be credited with three years vesting service and two years benefit service for each completed year of employment after he has had five years of service with the Company.

(2)
In accordance with Mr. Meyer's prior employment agreement referenced in this proxy statement, Mr. Meyer was granted 20 years of credited service upon his employment.

CHANGE OF CONTROL AGREEMENTS AND OTHER COMPENSATORY PLANS

Change of Control Agreements

 The Company has Change of Control Agreements with all of the named executive officers. The agreements will provide compensation and benefits to the named executive officers in the event of a change of control of the Company. Pursuant to the terms of the agreements, the named executive officers agree to remain in the employ of the Company for three years following a change of control of the Company, and will receive an annual base salary equal to at least 12 times the highest monthly base salary paid to such executive officer in the 12 months preceding the change of control. In addition to the annual base salary, each named executive officer will receive an annual bonus at least equal to such executive officer's highest bonus paid by the Company under the Company's Annual Incentive Compensation Plan for the three fiscal years preceding the change of control (the "Recent Annual Bonus"). If employment is terminated by the Company for other than Cause or by such executive officer for Good Reason during the first three years after a change of control, the executive officer will receive a payment equal to the sum of: (i) the base salary due to such executive officer as of the date of termination; (ii) a proportionate bonus due to such executive officer as of the same date based upon the higher of the Recent Annual Bonus and the named executive officer's annual bonus for the last fiscal year (the "Highest Annual Bonus"); and (iii) a lump sum payment equal to two or three times the named executive's annual base salary (depending on executive's level) plus the Highest Annual Bonus. The named executive officer will also receive all unpaid deferred compensation and vacation pay, may continue to receive employee welfare benefits for up to a three-year maximum from the date of termination, and may receive outplacement assistance. The named executive officer will also be entitled to a lump sum payment equal to the actuarial present value of the benefit under the Company's retirement plans that such executive officer would have received if the named executive officer had remained in the employ of the Company for two or three years after the date of termination, based upon senior level and vice president level. If any payments to the named executive officer would be subject to the excise tax on excess parachute payments imposed by section 4999 of the Internal Revenue Code, the agreements also provide that such executive officer may be entitled to a gross-up payment from the Company to cover the excise tax and any additional taxes on the gross-up payment. If payments (other than the gross-up payment) to the named executive officer do not exceed 110% of the maximum amount the named executive officer could receive without triggering the excise tax, the payments to such executive officer will be reduced to that maximum amount and such executive officer will not receive a gross-up payment.

Employment Agreement—D. J. Meyer

 In early 2004, the Company reallocated certain executive officer responsibilities. As a result of these changes, Mr. Meyer was elected by the Board to the position of Vice President and Chief Counsel for Regulatory & Governmental Affairs, and will no longer serve as Senior Vice President and General Counsel. Mr. Meyer's original employment agreement was terminated by mutual agreement of the parties.

Employment Agreement—M. K. Malquist

 The Company entered into an employment agreement with Mr. Malquist, effective October 1, 2002 pursuant to which the Company agreed to employ Mr. Malquist as Senior Vice President and Chief Financial Officer on a year-to-year basis. The employment agreement entitles Mr. Malquist to receive an annual base salary of $245,000 subject to increases, if any, as determined by the Board. The agreement also provides that Mr. Malquist shall be entitled to participate in the Company's employee benefit plans generally available to executive officers and is also entitled to not less than 33 days paid leave pursuant to the Company's One-Leave Program. In addition, Mr. Malquist will be eligible to participate in the Supplemental Executive Retirement Plan once he has reached five years of service and at least age 55. After five years of service, he will be credited with three years vesting service and two years benefit service for each completed year of employment (meeting a minimum of 1,000 hours of service and credited with 1/12th of a year for every 173 1/3 hours worked up to a maximum of 12 months credited per year). No benefits will be payable to Mr. Malquist under the retirement plan if he leaves the Company with fewer than five years of service. Mr. Malquist was also afforded an option to purchase 50,000 shares of Company Common Stock, with an exercise price equal to the fair market value on October 1, 2002.

Supplemental Executive Disability Plan

 The Supplemental Executive Disability Plan provides specified benefits to executive officers of the Company who become disabled so as to be unable to perform any and every duty of his or her occupation. The plan provides a benefit equal to 60 percent of the executive officer's base annual salary at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company's Long-Term Disability Plan for employees, workers' compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable until the earlier of the executive officer's date of retirement or age 65.

Executive Income Continuation Plan

 In order to provide benefits to the beneficiaries of executive officers who die during their term of office or after retirement, the Company has adopted an Executive Income Continuation Plan. Under the plan, an executive officer's designated beneficiary will receive, as elected by the executive officer, either (a) a lump sum equal to twice the executive officer's annual base salary at the time of death (or if death occurs after retirement, a lump sum equal to twice the executive officer's annual pension benefit) or (b) one quarter of such sum paid in each year over a ten-year period commencing within thirty days of the executive's death.

Performance Graph
Comparison of Five Year Cumulative Total Returns—Avista Corp. vs. Industry Indexes

Assumes $100 was invested in AVA and each index on December 31, 1998 and that all dividends were reinvested when paid.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Avista Corp.	$ 82.49	$111.94	$ 74.64	$ 67.61	$109.78
S&P 500 Index	$121.04	$110.02	$ 96.95	$ 75.52	$ 97.18
S&P 400 Electric Utilities Index	$ 88.43	$125.57	$112.27	$100.68	$128.49

(1)
The S&P 500 Index consists of 500 stocks chosen for market size, liquidity and industry group representation.

(2)
The S&P 400 Electric Utilities Index currently includes 15 electric utility companies. This Index replaces the "S&P Electric Co—MidCap Index," which was discontinued when Standard & Poor's reclassified all of its U.S. Indexes to reflect the Global Industry Classification Standards (GICS).

NOTE: The stock performance shown in the graph is not necessarily indicative of future price performance.

AUDIT COMMITTEE REPORT

 In accordance with its written Charter adopted by the Board, the Audit Committee (the "Committee") assists the Board in fulfilling its responsibility for oversight of all the Company's systems of internal controls, including without limitation those established and maintained pursuant to the Exchange Act and Sarbanes-Oxley. The Committee also assists the Board in overseeing the integrity of the Company's financial statements, Company's compliance with legal and regulatory requirements, and the independent auditor's qualifications and independence.

The Committee is composed of independent directors as defined by the rules of the NYSE. In 2003, the Committee met eight times.

The Committee reviewed the unaudited quarterly financial statements of the Company for the first three quarters of 2003 with management and Deloitte, the Company's independent auditors, prior to their inclusion in the Quarterly Reports on Form 10-Q's filed with the SEC. The Committee reviewed with the CEO and CFO their certifications as to the accuracy of the financial statements and the establishment and maintenance of internal controls and procedures. It also reviewed all earnings press releases with management.

The Committee obtained from Deloitte the written disclosures and letter as required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee discussed Deloitte's internal quality-control reviews and procedures and any relationships that might impact its objectivity and independence. The Committee also discussed with management, the internal auditors, and the independent auditors the quality and adequacy of the Company's systems of internal controls and the internal audit functions, responsibilities and staffing. The Committee reviewed with both the independent and the internal auditors their audit plans, audit scopes, and identification of audit risks.

The Committee reviewed and approved Deloitte's proposed fees and non-audit related services. It established an Audit Committee pre-approval process for both audit and non-audit services provided by Deloitte and ensured that the Company has a policy in accordance with applicable rules relating to the hiring of employees or former employees of Deloitte. The Committee also recommended, after reviewing the performance of Deloitte, its reappointment in 2003 and 2004 as independent auditors, and the Board concurred in such recommendations.

During the year, the Committee revised its Charter and monitored the implementation of new requirements of Sarbanes-Oxley and the NYSE with the Company's management and Deloitte. The Committee reviewed and approved procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and the related confidential "whistle-blower hotline" for the anonymous submission of employee concerns. It also reviewed the Code of Business Conduct and Ethics and the Company's system to enforce the Code.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended and supplemented, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations and reviewed quarterly risk management updates.

The Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended December 31, 2003, with management, which has primary responsibility for the financial statements and with Deloitte, which is responsible as the independent auditors for the examination of those statements. Based on its review and discussions, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the SEC.

Members of the Audit Committee
of the Board of Directors

Kristianne Blake—Chair	David A. Clack	Jessie J. Knight, Jr.	Michael L. Noël

CLASS ACTION SECURITIES LITIGATION

 On September 27, 2002, Ronald R. Wambolt filed a class action lawsuit in the United States District Court for the Eastern District of Washington against Avista Corp., Thomas M. Matthews, the former Chairman of the Board, President and Chief Executive Officer of the Company, Gary G. Ely, the current Chairman of the Board, President and Chief Executive Officer of the Company, and Jon E. Eliassen, the former Senior Vice President and Chief Financial Officer of the Company. In October and November 2002, Gail West, Michael Atlas and Peter Arnone filed similar class action lawsuits in the same court against the same parties. On February 3, 2003, the court issued an order consolidating the complaints under the name "In re Avista Corp. Securities Litigation," and on February 7, 2003 appointed the lead plaintiff and co-lead counsel. On August 19, 2003, the plaintiffs filed their consolidated amended class action complaint in the same court against the same parties. In their complaint, the plaintiffs continue to assert violations of the federal securities laws in connection with alleged misstatements and omissions of material fact pursuant to Sections 10(b) and 20(a) of the Exchange Act. The plaintiffs allege that the Company did not have adequate risk management processes, procedures and controls. The plaintiffs further allege that the Company engaged in unlawful energy trading practices and allegedly manipulated western power markets. The plaintiffs assert that alleged misstatements and omissions have occurred in the Company's filings with the SEC and other information made publicly available by the Company, including press releases. The class action complaint asserts claims on behalf of all persons who purchased, converted, exchanged or otherwise acquired the Company's Common Stock during the period between November 23, 1999 and August 13, 2002. The Company filed a motion to dismiss this complaint in October 2003 and the plaintiffs filed an answer to this motion in January 2004. Arguments before the Court on the motion were held on March 19, 2004. The Company intends to vigorously defend against this lawsuit.

ANNUAL REPORT AND FINANCIAL STATEMENTS

 A copy of the Company's 2003 Annual Report to Shareholders and the 2003 Financial Report accompanies this Proxy Statement.

OTHER BUSINESS

 The Board of Directors does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment(s) thereof, the individuals named in the proxy card will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

2005 ANNUAL MEETING OF SHAREHOLDERS

 The 2005 Annual Meeting of Shareholders is tentatively scheduled for Thursday, May 12, 2005, in Spokane. (This date and location are subject to change.) Matters to be brought before that meeting by shareholders are subject to the following rules of the SEC.

Proposals to be Included in Management's Proxy Materials

 Shareholder proposals to be included in management's proxy soliciting materials must generally comply with SEC rules and must be received by the Company on or before December 1, 2004.

Other Proposals

 Proxies solicited by the Board of Directors will confer discretionary authority to vote on any matter brought before the meeting by a shareholder (and not included in management's proxy materials) if the shareholder does not give the Company notice of the matter on or before February 14, 2005. In addition, even if the shareholder does give the Company notice on or before February 14, 2005, management's proxies generally will have discretionary authority to vote on the matter if its proxy materials include advice on the nature of the matter and how the proxies intend to exercise their discretion to vote on the matter.

Shareholders should direct any such proposals and notices to the Corporate Secretary of the Company at 1411 East Mission Avenue, P.O. Box 3727 (MSC-10), Spokane, Washington 99220.

EXPENSE OF SOLICITATION

 The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Georgeson Shareholder at a cost of $5,000, plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees, and other record holders of the Company's Common Stock to forward copies of the proxy soliciting material and the Company's 2003 Annual Report to Shareholders and the 2003 Financial Report to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

By Order of the Board of Directors

Karen S. Feltes
Vice President Human Resources &
Corporate Secretary

Spokane, Washington
March 31, 2004

Appendix A

AUDIT COMMITTEE CHARTER

I. PURPOSE

 The Audit Committee is established by the Board of Directors for the primary purpose of assisting the Board in overseeing the:

  •
  integrity of the Company's financial statements;

  •
  Company's compliance with legal and regulatory requirements;

  •
  independent auditors' qualifications and independence;

  •
  performance of the Company's internal audit function and independent auditors; and

  •
  Company's systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established, including without limitation all internal controls established and maintained pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Sarbanes-Oxley Act of 2002.

The Audit Committee shall prepare the report required by the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels. The Audit Committee should also provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing function, and the Board of Directors.

The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities. Further, the Company shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditors and to any advisers that the Audit Committee chooses to engage and for ordinary administrative expenses of the Audit Committee.

The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Audit Committee will report regularly to the Board of Directors regarding the execution of its duties and responsibilities.

II. COMPOSITION AND MEETINGS

 The Audit Committee shall be comprised of three or more Directors as determined by the Board. All of the Committee members shall be independent Directors (as defined by all applicable rules and regulations), and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices and at least one member of the Committee shall be a "financial expert," all in compliance with the criteria established by the SEC and other relevant regulations. The existence of such member(s) shall be disclosed in periodic filings as required by the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or outside organizations.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall meet periodically with management, the director of internal auditing and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the

Committee should meet quarterly with the independent auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

III. RESPONSIBILITIES AND DUTIES

 To fulfill its responsibilities and duties the Audit Committee shall:

1.
Review and discuss with management the Company's annual financial statements and quarterly financial statements, including the Company's disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

2.
Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Review with financial management and the independent auditors the 10-Q prior to its filing.

3.
Review earnings press releases with management, including review of any "pro-forma" or "adjusted" non-GAAP information.

4.
Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

5.
Appoint, compensate, and oversee the work performed by the independent auditors for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise. The Committee will also consider whether the auditors' performance of permissible nonaudit services is compatible with the auditors' independence.

6.
Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61; review with the independent auditors any problems or difficulties and management's response; review management's internal control report and the independent auditors' attestation and report thereon; and hold timely discussions with the independent auditors regarding the following:

•
all critical accounting policies and practices;

•
all alternative treatments of financial information within generally accepted accounting principles ("GAAP") that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors;

•
other material written communications between the independent auditors and management including, but not limited to, the management letter and schedule of unadjusted differences; and

•
an analysis of the auditors' judgment as to the quality of the Company's accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

7.
At least annually, obtain and review a report by the independent auditors regarding:

•
the firm's internal quality-control procedures;

  •
  any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

  •
  all relationships between the independent auditors and the Company.

8.
Review and pre-approve both audit and nonaudit services to be provided by the independent auditors (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.

9.
Ensure that the Company has a policy that is in compliance with all applicable rules and regulations regarding the hiring of employees or former employees of the independent auditors.

10.
In consultation with the independent auditors and the internal auditors, review the integrity of the Company's (i) internal accounting controls, established and maintained pursuant to Section 13(b)(2) of the Exchange Act, (ii) disclosure controls and procedures, established and maintained pursuant to Rule 13a-15 under the Exchange Act and (iii) internal control over financial reporting, established and maintained pursuant to Rule 13a-15 under the Exchange Act. The Committee should also receive a report from management on any matters of concern arising from the quarterly internal control and disclosure control processes and procedures in connection with the preparation of reports filed with the Exchange Act.

11.
Review with management issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies.

12.
Review analyses prepared by management (and the independent auditors as noted in item 7 above) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and analysis of off-balance sheet structures.

13.
Review with management the effect of regulatory and accounting initiatives on the financial statements of the Company.

14.
Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal control or auditing matters.

15.
Establish procedures for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

16.
Review and advise on the selection and removal of the director of internal auditing.

17.
Periodically review with the director of internal auditing the internal audit activities, organizational structure, and audit plans.

18.
Review with the director of internal auditing any significant audit issues, difficulties, disagreements with management, or scope restrictions encountered in the course of internal audit's work.

19.
Ensure that the Company has a Code of Business Conduct and Ethics that is in compliance with all applicable rules and regulations and that management has established a system to enforce the Code.

20.
Review management's monitoring of the Company's compliance with the Company's Code of Business Conduct and Ethics, and ensure that management has the proper review system in place to ensure that the Company's financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

21.
Review, with the Company's counsel, legal compliance matters including corporate securities trading policies.

22.
Review, with the Company's counsel any legal or regulatory matter that could have a significant impact on the Company's financial statements.

23.
Periodically review and discuss policies with respect to risk assessment and risk management. Such discussions should include the Company's material financial and accounting risk exposures and the steps management has undertaken to control them.

24.
Review with the independent auditors, the internal auditing department, and management the implementation of previously reviewed changes or improvements in significant financial or accounting practices. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

25.
Review and approve the required Audit Committee Report in the Company's annual proxy statement.

26.
Annually, perform a self-assessment relative to the Audit Committee's purpose, duties, and responsibilities outlined herein.

27.
Review this Charter at least annually and recommend to the Board of Directors any necessary amendments as conditions dictate.

28.
Perform any other activities consistent with this Charter, the Company's Bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

[Avista Corp. LOGO]			YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
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•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

    Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy.

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\/ DETACH PROXYCARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET \/

Please sign, date and return this proxy in the enclosed postage prepaid envelope.	☒
Votes MUST be indicated (x) in Black or Blue ink.
1.	Election of Directors							FOR	AGAINST	ABSTAIN

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	2.	Ratification of the appointment of the firm of Deloitte & Touche LLP as independent auditors of the Company for 2004.	☐	☐	☐

Nominees:	01 — Erik J. Anderson, 02 — Kristianne Blake, 03 — David A. Clack, 04 — Jack W. Gustavel, 05 — Michael L. Noël					3.	Reapproval of material terms of performance goals under the Company's Long-Term Incentive Plan.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)							To change your address, please mark this box.			☐
*Exceptions
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.							To include any comments, please mark this box.			☐
							Mark here if you wish to access the Annual Report and Proxy Statement electronically in the future instead of by mail.			☐
						SCAN LINE

						The signature on this Proxy should correspond exactly with the shareholder's name as printed to the left. In the case of joint tenants, co-executors, or co-trustees, both should sign. Persons signing as attorney, executor, administrator, trustee or guardian, should give their full title.
Date	Share Owner sign here	Co-Owner sign here

AVISTA CORPORATION
PROXY/VOTING INSTRUCTION CARD

        This proxy is solicited on behalf of the Board of Directors of Avista Corporation for the Annual Meeting of Shareholders on Thursday, May 13, 2004.

        The undersigned appoints G.G. Ely and K.S. Feltes, and each of them, with full power of substitution, the proxies of the undersigned, to represent the undersigned and vote all shares of Avista Corporation Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 13, 2004, and at any adjournments thereof, as indicated on the reverse side.

        If the undersigned is a participant in the Avista Investment and Employee Stock Ownership Plan, this card directs The Vanguard Group as the Plan Administrator, to authorize the Bank of New York as the Proxy Agent, to vote, as designated on the reverse, all of the shares of Avista Common Stock held of record in the undersigned's Plan account.

        If you are a participant in the Avista Investment and Employee Stock Ownership Plan, this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, Trustee of Avista Investment and Employee Stock Ownership Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 12:00 P.M. midnight on May 7, 2004, the Plan's Trustee will vote your shares held in the Plan in the same proportion as votes received from other participants in the Plan.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted "FOR" Items 1, 2 and 3.

The Board of Directors recommends a vote "FOR" Items 1, 2 and 3.

Comments or change of address
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)	AVISTA CORPORATION P.O. BOX 11235 NEW YORK, NY 10203-0235

(Continued, and to be dated and signed on the reverse side.)

QuickLinks

AVISTA CORP. 1411 East Mission Avenue Spokane, Washington 99202
NOTICE OF THE 2004 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT—VOTING PROCEDURES
PROPOSAL 1 ELECTION OF DIRECTORS
DIRECTOR INDEPENDENCE
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDITORS FEES
PROPOSAL 3 REAPPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER THE COMPANY'S LONG-TERM INCENTIVE PLAN
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
CORPORATE GOVERNANCE MATTERS
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF MANAGEMENT
OTHER SECURITY OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING
EXECUTIVE COMPENSATION BOARD COMPENSATION & ORGANIZATION COMMITTEE REPORT
Components of Compensation
Members of the Compensation & Organization Committee of the Board of Directors
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES OF AVISTA CORP. AND ANY INDIRECT SUBSIDIARIES
LONG-TERM INCENTIVE PLAN OF AVISTA CORP. AWARDS IN LAST FISCAL YEAR
PENSION PLAN TABLE
CHANGE OF CONTROL AGREEMENTS AND OTHER COMPENSATORY PLANS
Performance Graph Comparison of Five Year Cumulative Total Returns—Avista Corp. vs. Industry Indexes
AUDIT COMMITTEE REPORT
Members of the Audit Committee of the Board of Directors
CLASS ACTION SECURITIES LITIGATION
ANNUAL REPORT AND FINANCIAL STATEMENTS
OTHER BUSINESS
2005 ANNUAL MEETING OF SHAREHOLDERS
EXPENSE OF SOLICITATION
AUDIT COMMITTEE CHARTER